UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): November 3, 2005
U-Store-It Trust
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-32324 (Commission File Number)	20-1024732 (IRS Employer Identification Number)

6745 Engle Road Suite 300 Cleveland, OH (Address of Principal Executive Offices)		44130 (Zip Code)
(440) 234-0700
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.
     On November 3, 2005, management of U-Store-It Trust (the “Company”) concluded that, as a result of the damage caused by Hurricane Katrina, a charge for impairment with respect to the Company’s Waveland, Mississippi self storage facility is required under generally accepted accounting principles (“GAAP”). After an assessment of the damage sustained at this facility, management determined that a charge for impairment was required because estimated future cash flows did not support the carrying value. As a result, the Company will record an impairment charge of approximately $2.3 million in the third quarter of 2005. Although the Company believes it is probable that the insurance proceeds will cover the entire loss incurred, under GAAP the Company is required to record an impairment charge of approximately $2.3 million, and to record an offsetting insurance recovery of $2.3 million. As a result of the offsetting insurance recovery, the impairment charge will have no impact on the Company’s net income for the third quarter of 2005. In addition, although the Company anticipates incurring future costs in connection with rebuilding this facility, such costs are expected to be covered by insurance. While the Company expects the insurance proceeds will be sufficient to cover the entire replacement cost of the damaged facility, certain deductibles and limitations will apply. No determination has been made as to the total amount or timing of those insurance proceeds, and those insurance proceeds may not be sufficient to cover the costs of the entire restoration. To the extent that insurance proceeds, which are on a replacement cost basis, ultimately exceed the net book value of the damaged facility, a gain will be recorded in the period when all contingencies related to the insurance claim have been resolved.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U-Store-It Trust
Date: November 9, 2005	By:	/s/ Steven G. Osgood
Steven G. Osgood
President and Chief Financial Officer

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